EXHIBIT 23

                         Consent of Independent Auditors




The Board of Directors
LBP, Inc.:

We consent to incorporation by reference in the registration statements (No.33-97702, No.33-97704) on Form S-8 of LBP, Inc. of our report dated February 28, 2001, relating to the consolidated balance sheets of LBP, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31,2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of LBP. Inc.



/s/ KPMG LLP

Stamford, Connecticut
March 28, 2001